Exhibit 99.1

For release: June 25, 2012	For further information contact:
Kim Wadman
(330) 373-1221

Louis J. Dunham named First Place Bank Chief Executive Officer

Warren, Ohio—Samuel A. Roth, Chairman of the Board of First Place Bank, has announced that Louis J. Dunham is joining the bank as Chief Executive Officer. The appointment is effective as of June 27, 2012 on an interim basis subject to the final non-objection from the Office of the Comptroller of the Currency, the Bank’s primary regulator.

With 38 years of banking experience, Dunham has served as CEO of several financial institutions, including Mutual Bank in Illinois, American Home Bank of Chicago and Ameribank in Florida. He has also served in other positions including Chief Credit Officer and Chief Risk Officer during his banking career. Most recently, Dunham specialized in providing consultation services to banks through his company, CAMELSolutions of Lakeville, Pa.

“Lou has a good understanding of our leadership team, and the vetting process has been a mutually favorable experience,” said Roth. “Our entire senior management team concurs that Lou is a great fit for our culture of community banking, and we look forward to welcoming him,” he noted.

Dunham added, “I’m excited about joining First Place Bank as well as the local community. I’ve been impressed with the bank’s history and commitment to community banking, and I look forward to working with the management team and associates to continue the tradition of providing a strong community banking presence for local customers.”

About First Place Financial Corp.

First Place Financial Corp. is a financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc. Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 20 loan production offices. More information can be found on the company’s website at www.firstplacebank.com.

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